EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to Statement of Additional Information (“SAI”) dated July 22, 2021

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to SAI dated September 28, 2021

EATON VANCE SENIOR INCOME TRUST

Supplement to SAI dated October 21, 2021

EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND

Supplement to SAI dated November 10, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to SAI dated January 20, 2022

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

EATON VANCE TAX-MANAGED DIVERSIFIED EQUITY INCOME FUND

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND

Supplement to SAIs dated February 17, 2022

EATON VANCE SENIOR FLOATING-RATE TRUST

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to SAIs dated February 28, 2022

EATON VANCE MUNICIPAL INCOME TRUST

Supplement to SAI dated March 29, 2022

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to SAI dated April 5, 2022

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to SAI dated April 22, 2022

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND

Supplement to SAIs dated April 29, 2022

1.	In accordance with the Eaton Vance funds Trustee retirement policy, William H. Park and Helen Frame Peters will retire as Trustees effective July 1, 2022. In connection therewith, the following changes will be effective July 1, 2022:

a.	The following replaces the third sentence in the first paragraph in the paragraphs below the tables under “Trustees and Officers”:

The Board is currently composed of ten Trustees, including nine Trustees who are not “interested persons” of the Trust/Fund, as that term is defined in the 1940 Act (each a “noninterested Trustee”).

b.	The following replaces the first sentence of the first paragraph describing the Governance Committee under “Trustees and Officers”:

Mses. Mosley (Chairperson), Frost, Sutherland and Wiser, and Messrs. Fetting, Gorman, Quinton, Smith and Wennerholm are members of the Governance Committee.

c.	The following replaces the first sentence of the paragraph describing the Audit Committee under “Trustees and Officers”:

Messrs. Wennerholm (Chairperson), Gorman and Quinton and Ms. Wiser are members of the Audit Committee.

d.	The following replaces the first sentence of the paragraph describing the Contract Review Committee under “Trustees and Officers”:

Messrs. Fetting (Chairperson), Gorman, Quinton, Smith and Wennerholm and Mses. Frost, Mosley, Sutherland and Wiser are members of the Contract Review Committee.

e.	The following replaces the first sentence of the paragraph describing the Portfolio Management Committee under “Trustees and Officers”:

Mses. Frost (Chairperson) and Mosley and Messrs. Smith and Wennerholm are members of the Portfolio Management Committee.

f.	The following replaces the first sentence of the paragraph describing the Compliance Reports and Regulatory Matters Committee under “Trustees and Officers”:

Mses. Sutherland (Chairperson) and Wiser and Messrs. Fetting and Quinton are members of the Compliance Reports and Regulatory Matters Committee.

June 29, 2022